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                                                                    EXHIBIT 23.1

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES
                   -----------------------------------------



The Board of Directors and Stockholders
Continental Can Company, Inc.:


Under date of March 1, 1995, we reported on the consolidated balance sheets of Continental Can Company, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, as contained in the 1994 Annual Report to Stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, such schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in notes 1(i) and 13 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards Nos. 112, Employers Accounting for Post-Employment Benefits, on a prospective basis in 1994. Also, as discussed notes 1(h) and 13 and notes 1(d) and 10 to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards Nos. 106, "Employer's Accounting for Post-Retirements Benefits Other Than Pensions" and 109, "Accounting for Income Taxes", respectively, on a prospective basis in 1992.



                                         /s/   KPMG PEAT MARWICK LLP



Jericho, New York
March 1, 1995

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